Exhibit 10.7

ICOSAVAX, INC.

August 15, 2019

Douglas A. Holtzman

Re:    Employment Letter Agreement

Dear Douglas:

In connection with the transactions contemplated by the Series A Preferred Stock Purchase Agreement, dated as of August 15, 2019, by and among the Company and the Purchasers named therein (the “Transaction”), we are amending and restating the terms of your position at Icosavax, Inc. (the “Company”), as previously set forth on that certain Consulting Agreement, dated January 1, 2018 (the “Prior Agreement”), by and among the Company, you and Palindrome Bioconsulting, LLC (also referred herein as “Employee” and together, the “Parties”). Please note that this employment letter agreement (this “Agreement”) is contingent on the closing of the Transaction (the “Closing”), and shall become effective as of the Closing (the “Effective Date”). In the event the Closing does not occur on or before December 31, 2019, this Agreement shall have no force and effect and shall be null and void, and the Prior Agreement shall remain in effect. In consideration of the mutual promises herein contained, the Parties agree as follows:

1.    Commencement of Employment. Employee’s employment with the Company will commence automatically immediately following the Effective Date.

2.    Position. Employee will serve in the position of Chief Scientific Officer. Employee will report to the Company’s Chief Executive Officer (or interim Chief Executive Officer, if applicable), and shall be responsible for the duties customarily associated with this position and such other duties assigned by the Company. Employee will work at the Company’s facility located at Seattle, Washington. Of course, the Company may change Employee’s position, duties, and work location from time to time in its discretion. Employee will be employed on a full-time basis.

3.    Base Salary and Employee Benefits.

(a)    Salary. Initially, Employee’s base salary will be $260,000.00 per year (the “Base Salary”), less payroll deductions and withholdings, paid on the Company’s normal payroll schedule.

(b)    Benefits. During his employment, Employee will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits will be available upon request. Employee will be eligible to accrue vacation or paid time off in accordance with the Company’s policies as in effect from time to time. The Company may change compensation and benefits from time to time in its discretion.

(c)    Expenses. All reasonable business expenses that are documented by Employee and incurred in the ordinary course of business will be reimbursed in accordance with the Company’s standard policies and procedures.

4.    Annual Bonus. Commencing with the calendar year in which the Effective Date occurs, Employee will be eligible to earn an annual performance bonus of up to thirty percent (30%) of

Employee’s Base Salary rate (the “Annual Bonus”) for performance at “targeted” levels. The Annual Bonus will be based upon an assessment by the Board of Directors of the Company (the “Board”) of Employee’s performance and the Company’s attainment of written targeted goals as set by the Board in its sole discretion. Bonus payments, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Board will determine whether Employee has earned an Annual Bonus, and the amount of any such bonus, based on the achievement of such goals. No amount of Annual Bonus is guaranteed, and Employee must be an employee on the Annual Bonus payment date to be eligible to receive an Annual Bonus; except as provided in Section 7 below, no partial or prorated bonuses will be provided. The Annual Bonus, if earned, will be paid no later than March 15 of the calendar year after the applicable bonus year.

5.    Qualified Funding Event Bonus. Upon the Effective Date, Employee shall be eligible to receive a one-time bonus equal to (a) (i) $130,000, divided by (ii) 365, multiplied by (b) the number of days elapsed from January 1, 2018 through and including the Effective Date, which bonus shall be paid to Palindrome Bioconsulting, LLC within ten (10) days following the Effective Date, less withholding taxes. In addition, Employee will receive an additional bonus in an amount equal to $102,741.93 which represents satisfaction in full of all compensation owed to Employee through the Effective Date under the Prior Agreement or otherwise, which bonus shall be paid to Palindrome Bioconsulting, LLC within ten (10) days following the Effective Date, less withholding taxes.

6.    At-Will Employment Relationship. Employee may terminate his employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate Employee’s employment at any time, with or without cause or advance notice. Employee’s employment at-will status can only be modified in a written agreement signed by Employee and by an officer of the Company.

7.    Severance Benefits. If, at any time, the Company terminates Employee’s employment without Cause or Employee resigns for Good Reason (either such termination referred to as a “Qualifying Termination”), provided such termination or resignation also constitutes a Separation from Service (as defined below), then subject to Sections 9 and 10 below, Employee’s continued compliance with the terms of this Agreement (including without limitation Section 12 below) and Employee’s resignation from any and all positions Employee may hold with the Company, to be effective no later than Employee’s Separation from Service date (or such other date requested or permitted by the Board), the Company will provide Employee with the following severance benefits (the “Severance Benefits”):

(a)    Cash Severance. Upon a Qualifying Termination, the Company will pay Employee, as cash severance (i) six (6) months of Employee’s Base Salary in effect as of Employee’s Separation from Service date, less applicable payroll deductions and withholdings; provided, however, in the event of a Qualifying Termination that occurs within eighteen (18) months following the closing of a Change in Control, the Company will instead pay Employee twelve (12) months of Employee’s Base Salary in effect as of Employee’s Separation from Service date (either such amount, the “Base Severance”), plus (ii) in the event of a Qualifying Termination that occurs within eighteen (18) months following the closing of a Change in Control, a pro rata portion of Employee’s “target” Annual Bonus for the year in which Employee’s Qualifying Termination occurs based upon the amount of time Employee was employed by the Company during the year in which Employee’s Qualifying Termination occurs (the “Bonus Severance,” and with the “Base Severance,” the “Severance”).

Except in the case of a Qualifying Termination that occurs within eighteen (18) months following the closing of a Change in Control, the Base Severance will be paid in installments in the form of continuation of Employee’s Base Salary payments, paid on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date that is more than sixty (60) days following

Employee’s Separation from Service date. The first such installment shall be for any accrued Base Salary for the sixty (60)-day period plus the period from the sixtieth (60th) day until the regular payroll date, if applicable. All salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates.

In the case of a Qualifying Termination that occurs within eighteen (18) months following the closing of a Change in Control, the Base Severance will be paid in a lump sum on the Company’s first regular payroll date that is more than sixty (60) days following Employee’s Separation from Service date.

Any Bonus Severance will be paid in a lump sum on the Company’s first regular payroll date that is more than sixty (60) days following Employee’s Separation from Service date, but in any event no later than March 15 of the year following the year in which Employee’s Separation from Service date occurs.

(b)    COBRA Severance. As additional severance, in the event of Employee’s Qualifying Termination, the Company will continue to pay the cost of Employee’s health care coverage in effect at the time of Employee’s Separation from Service for the equivalent number of months as the Base Severance is paid (the “COBRA Coverage Period”), either under the Company’s regular health plan (if permitted) or by paying Employee’s COBRA premiums (the “COBRA Severance”). The Company’s obligation to pay the COBRA Severance on Employee’s behalf will cease if Employee obtains health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. Employee must notify the Company within two (2) weeks if Employee obtains coverage from a new source. This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which Employee would otherwise be entitled under applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), or if the Company otherwise elects, in its sole discretion, the Company shall in lieu thereof provide to Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue Employee’s group health coverage in effect on the date of Employee’s termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether Employee elects COBRA continuation coverage and shall end on the earlier of (x) the date upon which Employee obtains other coverage or (y) the last day of applicable COBRA Coverage Period.

(c)    Accelerated Vesting. In the event of Employee’s Qualifying Termination before the closing of a Change in Control, such number of Employee’s then-unvested Stock Awards (as defined below) shall be deemed vested effective immediately prior to such termination as would have vested by their terms during the six (6) months following Employee’s date of termination had Employee remained employed by the Company during such period, provided that, (i) Employee complies with Sections 9 and 10 below, (ii) Employee continues to comply with the terms of this Agreement (including without limitation Section 12 below) and (iii) Employee resigns from any and all positions Employee holds with the Company, with such resignations to be effective no later than Employee’s Separation from Service date (or such other date requested or permitted by the Board). The foregoing accelerated vesting provisions are hereby referred to as “Accelerated Vesting” and are deemed to be a part of each Stock Award and to amend and supersede any provision in any agreement or plan regarding such Stock Award, even if such Accelerated Vesting provisions are less favorable. In the event of any conflict between the foregoing Accelerated Vesting provisions and the terms of any Stock Award, including any Stock Award granted prior to the Effective Date, the Accelerated Vesting provisions shall apply. Notwithstanding the foregoing, the Accelerated Vesting shall be in addition to, and not in any way in limitation of, the accelerated vesting provisions set forth in that certain Restricted Stock Purchase Agreement dated as of December 14, 2017, between the Company and Douglas A. Holtzman, as amended from time to time, pursuant to which the Founders Shares were issued to Employee. Notwithstanding the foregoing, any Stock Award granted after the Effective Date may be subject to additional accelerated vesting provisions in connection with a Change in Control, pursuant to the terms and conditions set forth in such Stock Award’s applicable award agreement.

8.    Resignation Without Good Reason; Termination for Cause; Death or Disability. If, at any time, Employee resigns his employment with the Company without Good Reason, or the Company terminates Employee’s employment for Cause, or Employee’s employment with the Company terminates for any reason not entitling Employee to the Severance Benefits or Accelerated Vesting pursuant to Section 7 above, including as a result of Employee’s death or disability, then Employee will receive his Base Salary accrued through his last day of employment. Under these circumstances, Employee will not be entitled to any other form of compensation from the Company, including any Severance Benefits or Accelerated Vesting, other than Employee’s rights to the vested portion of Employee’s Stock Awards and any other rights to which Employee is entitled under the Company’s benefit programs. In addition, Employee shall resign from any and all positions Employee holds with the Company, with such resignations to be effective no later than the date of Employee’s employment termination (or such other date requested or permitted by the Board).

9.    Conditions to Receipt of Severance Benefits and Accelerated Vesting. Prior to and as a condition to Employee’s receipt of the Severance Benefits or Accelerated Vesting described above, Employee shall timely execute and deliver to the Company a release of claims in favor of and in a form acceptable to the Company (the “Release”) and allow the Release to become effective according to its terms (by not invoking any legal right to revoke it) within sixty (60) days following Employee’s Separation from Service date (such sixty (60) day period, the “Release Period”).

10.    Compliance with Section 409A. It is intended that the Severance Benefits and Accelerated Vesting set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), Employee’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits or Accelerated Vesting constitute “deferred compensation” under Section 409A and Employee is, on the date of Employee’s Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of the Severance Benefits and Accelerated Vesting shall be delayed until the earliest of: (a) the date that is six (6) months and one (1) day after Employee’s Separation from Service date, (b) the date of Employee’s death, or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this Section 10 shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. The Severance Benefits and Accelerated Vesting are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Employee’s taxable year following the taxable year in which Employee incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Employee, and Employee’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

11.    Withholding Taxes. All forms of compensation referred to in these Terms of Employment will be subject to reduction to reflect applicable withholding and payroll taxes.

12.    Compliance with Confidential Information and Inventions Agreement and Company Policies. In the performance of services for the Company, Employee will be expected to abide by Company rules and policies. Employee and the Company have entered into a Confidential Information and Inventions Assignment Agreement attached hereto as Exhibit A which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations. Employee agrees to perform each and every obligation of Employee therein contained. Notwithstanding the foregoing or in the Confidential Information and Inventions Assignment Agreement, pursuant to 18 U.S.C. Section 1833(b), Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

13.    Protection of Third Party Information. In Employee’s work for the Company, Employee will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom Employee has an obligation of confidentiality. Rather, Employee will be expected to use only that information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Employee agrees that Employee will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom Employee has an obligation of confidentiality. Employee hereby represents that he has disclosed to the Company any contract he has signed that may restrict his activities on behalf of the Company.

14.    Return of Company Property. Upon the termination of Employee’s employment with the Company for any reason, as a precondition to the receipt of the Accelerated Vesting, within five (5) days after Employee’s Separation from Service date (or earlier if requested by the Company), Employee will return to the Company all Company documents (and all copies thereof) and other Company property within their possession, custody or control, including but not limited to Company files, notes, financial and operational information, customer lists and contact information, investor and finance source lists and contract information, product information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including but not limited to computers, facsimile machines, mobile telephones, tablets, handheld devices and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part and in any medium). Employee shall deliver to the Board a signed statement certifying compliance with this Section 14 prior to the receipt of the Accelerated Vesting.

15.    Exclusive Services. Employee shall at all times faithfully, industriously and to the best of Employee’s ability, experience and talent perform to the satisfaction of the Board all of the duties that may be assigned to Employee hereunder and shall devote substantially all of his productive time and efforts to the performance of such duties. Subject to the terms of the Confidential Information and Inventions Assignment Agreement, this shall not preclude Employee from devoting time to personal and family investments or serving on community and civic boards, or participating in industry associations, provided such activities do not interfere with the duties to the Company, as determined in good faith by the Board. Employee agrees that he will not join any boards, other than community and civic boards (which do not interfere with Employee’s duties to the Company), without the prior approval of the Board. The Board may require termination of Employee’s participation in other business or public activities if the Board, in its sole discretion, determines that such activities compromise or threaten to compromise the Company’s business interests or conflict with Employee’s duties to the Company. During Employee’s employment by the Company, except on behalf of the Company, Employee will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by Employee to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world; provided, however, that Employee may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. If the Board determines Employee is in breach of this Section 15, and provided such breach is not cured within thirty (30) days of written notification of such breach from the Board, then the Company may terminate Employee’s employment for Cause.

16.    Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Employee’s service or employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Employee’s service or employment with the Company, or the termination of such service or employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in the city of the Company’s then principal place of business in the United States conducted by JAMS or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). Employee acknowledges that by agreeing to this arbitration procedure, he waives the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Employee will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that Employee would be required to pay if the dispute were decided in a court of law. The parties agree this arbitration agreement does not extend to claims for workers’ compensation or unemployment benefits, or any other claims, that Employee cannot, as a matter of applicable law, be required to arbitrate, nor does it preclude Employee from initiating a complaint before the Equal Employment Opportunity Commission or any other governmental agency, but if any such complaint is not resolved before the agency any action for money damages shall be submitted to arbitration pursuant to this paragraph. Nothing in this Agreement is intended to prevent any party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

17.    Miscellaneous. This Agreement, together with the Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement governing Employee’s employment with the Company. It supersedes any other agreements or promises made to Employee by anyone, whether oral or written, including, without limitation, the Prior Agreement. Changes in the terms of Employee’s employment, other than those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of Employee and the Company, and inure to the benefit of Employee and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of Washington without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against any party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

18.    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)    “Cause” shall mean the occurrence of any of the following events, in each instance that has a material adverse impact on the Company or any successor or affiliate thereof as determined by the Board in its reasonable discretion: (a) Employee’s conviction of, or plea of “guilty” or “no contest” to, any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (b) Employee’s commission of, or participation in, a fraud or act of dishonesty or other illegal act against the Company; (c) Employee’s intentional, material violation of any contract or agreement between Employee and the Company or of any statutory duty owed to the Company; (d) Employee’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (e) gross misconduct; provided, that, with respect to (c) and (d) above, “Cause” will be triggered after Employee has received written notification of such failure from the Board, which, if curable, remains uncured after thirty (30) days written notice from the Board.

(b)    “Change in Control” shall mean (a) a merger or consolidation of the Company with or into any other corporation or other entity or person, (b) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets, or (c) any other transaction, including the sale by the Company of new shares of its capital stock or a transfer of existing shares of capital stock of the Company, the result of which is that a third party that is not an affiliate of the Company or its stockholders (or a group of third parties not affiliated with the Company or its stockholders) immediately prior to such transaction acquires or holds capital stock of the Company representing a majority of the Company’s outstanding voting power immediately following such transaction; provided that the following events shall not constitute a “Change in Control”: (i) a transaction (other than a sale of all or substantially all of the Company’s assets) in which the holders of the voting securities of the Company immediately prior to the merger or consolidation hold, directly or indirectly, at least a majority of the voting securities in the successor corporation or its parent immediately after the merger or consolidation; (ii) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to an affiliate of the Company; (iii) an initial public offering of any of the Company’s securities or any other transaction or series of related transactions principally for bona fide equity financing purposes; (iv) a reincorporation of the Company solely to change its jurisdiction; (v) a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction; or (vi) a Qualified Funding Event. Notwithstanding the foregoing, if a Change in Control would give rise to a payment or settlement event with respect to any payment or benefit that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such Award, to the extent required by Section 409A.

(c)    “Founders Shares” shall mean those shares issued to Employee pursuant to that certain Restricted Stock Purchase Agreement dated as of December 14, 2017, between the Company and Employee, as may be amended from time to time.

(d)    “Good Reason” shall mean any of the following actions taken without Cause by the Company or a successor corporation or entity without Employee’s consent: (a) material reduction of Employee’s base compensation, other than a reduction that applies generally to all similarly-situated personnel; (b) material reduction in Employee’s authority, duties or responsibilities, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” unless Employee’s new authority, duties or responsibilities are materially reduced from the prior authority, duties or responsibilities; or (c) relocation of the principal place at which Employee is required to provide services to the Company or Employee’s principal place of employment that results in an increase in Employee’s one-way driving distance by more than fifty (50) miles from Employee’s then current principal place of business or residence, as applicable. In order to resign for Good Reason, Employee must provide written notice of the event giving rise to Good Reason to the Company within ninety (90) days after the condition arises, allow the Company thirty (30) days to cure such condition, and if the Company fails to cure the condition within such period, then Employee’s resignation from all positions Employee then holds with the Company must be effective not later than ninety (90) days after the end of the Company’s cure period.

(e)    “Qualified Funding Event” shall mean any of the following: (a) an equity financing with gross proceeds to the Company of at least $5,000,000.00 in which investors purchase any series of the Company’s Preferred Stock other than its Series 1 Preferred Stock; or (b) any option, phased acquisition, non-dilutive financing or similar transaction with gross proceeds to the Company of at least $5,000,000.00 granting a person or entity, or group of related persons or entities, the right to ultimately proceed with a Sale Transaction.

(f)    “Sale Transaction” shall mean any of the following transactions: (a) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (b) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred, excluding any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; or (c) any sale, lease, exclusive license or other disposition of the intellectual property or assets of the Company.

(g)    “Separation from Service” shall mean a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1(h).

(h)    “Stock Awards” shall mean means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof, including the Founders Shares.

(Signature Page Follows)

Sincerely,

ICOSAVAX, INC.

By:	/s/ Adam K. Simpson
Adam K. Simpson, Chief Executive Officer

ACKNOWLEDGED AND AGREED:

/s/ Douglas A. Holtzman
Douglas A. Holtzman